Exhibit 99.1

INmune Bio, Inc. Announces Poster Presentation and Plenary Talk at the Alzheimer’s Association International Conference 2021

Boca Raton, FL, July 19, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that the Company will present a poster at the Alzheimer’s Association International Congress 2021, which is being held in a hybrid format, Denver and online, from July 26-30, 2021. In addition, Dr. Malu Tansey of the University of Florida College of Medicine and co-inventor of XPro1595 (pegipanermin), will deliver a plenary talk, entitled, “Therapeutic Approaches Targeting Innate Immunity in AD.”

 “We are very pleased to participate in this year’s AAIC meeting and look forward to presenting a more detailed analysis of the positive data from our recently completed Phase 1b study of XPro1595 in Alzheimer’s,” stated RJ Tesi, M.D., chief executive officer of INmune Bio. “In that study, we were able to demonstrate that XPro1595 neutralizes soluble TNF and decreases biomarkers of neuroinflammation across multiple measures and assays in Alzheimer’s patients. The data suggest that decreasing neuroinflammation results in significant improvements in biomarkers of neurodegeneration and synaptic function. We look forward to initiating a blinded, randomized Phase 2 study by the end of this year as we continue to develop and advance novel therapeutics targeting dysfunction of the innate immune system.”

Details of the presentation are as follows:

Title: Phase 1b study of XPro1595 in Alzheimer’s patients with biomarkers of inflammation

Presenter: CJ Barnum, PhD, Head of Neurosciences, INmune Bio, Inc.

Day: July 26, 2021

Time: 8:00am -12:00noon MT (9am-1pm ET)

Details of the plenary talk are as follows:

Speaker: Dr. Malu G. Tansey, Norman and Susan Fixel Professor of Neuroscience and Neurology, Co-Director Center for Translational Research in Neurodegenerative Disease and the Parkinson’s Foundation Research Center, Department of Neurology, University of Florida College of Medicine

Title: Therapeutic Approaches Targeting Innate Immunity in AD

Day: July 28, 2021

Time: 3:00pm-4:00pm MT (5:00pm-6:00pm ET)

About AAIC

The Alzheimer’s Association International Conference brings together the world’s leading basic scientists, clinical researchers, early career investigators, clinicians and the care research community to share breaking research discoveries that will lead to methods of prevention and treatment and improvements in diagnosis for Alzheimer’s disease.

About XPro1595 (pegipanermin)

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that uses a dominant-negativeTNF technology that is very different from approved TNF inhibitors that block the effects of both soluble and trans-membrane TNF. Pegipanermin neutralizes soluble TNF, without affecting trans-membrane TNF or TNF receptors. XPro1595 could have substantial beneficial effects in patients with Alzheimer’s and other neurodegenerative diseases by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and Treatment Resistant Depression (XPro1595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation with components of the innate immune system. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com

Media Contact:
Michael Tattory
LifeSci Communications
(646) 751-4362
mtattory@lifescicomms.com